Exhibit 99.1

AVI Media and Investor Contact:

David A. Walsey

Senior Director, Investor Relations & Corporate Communications

425.354.5140

Investorrelations@avibio.com

AVI Media Contact:

David Schull

Russo Partners

858.717.2310 or 212.845.4271

David.schull@russopartnersllc.com

AVI BioPharma Names Chris Garabedian Chief Executive Officer

Leader from Celgene and Gilead Brings Expertise in Building Sustainable Growth

Biopharmaceutical Companies at Pivotal Point in AVI’s Development

BOTHELL, Wash., Dec. 13, 2010 – AVI BioPharma (NASDAQ: AVII) today announced the appointment of Chris Garabedian as CEO and president effective Jan. 1, 2011. Garabedian, who has served as a director since June, will continue as a member of the board. J. David Boyle II, who held the post of interim CEO and president, will continue in his role as CFO and senior vice president.

Garabedian, 44, brings to AVI a broad base of biotechnology and pharmaceutical experience with strategic and functional expertise across corporate development, commercial operations and medical affairs. He has been vice president of corporate strategy at Celgene Corporation since July 2007. In that position, he has been responsible for Celgene’s strategic and financial plan and supported the executive management team in shaping the long-term vision of the company through proprietary R&D investments and strategic M&A, including work in helping to execute the company’s 2008 acquisition of Pharmion.

Before this, Garabedian held several key roles at Gilead Sciences between 1997 and 2005, including vice president of corporate development, vice president of marketing and vice president of medical affairs. During his tenure at Gilead, a period when Gilead transitioned into a biopharmaceutical industry leader, he was a member of Gilead’s Operating and Development Committees and helped oversee four global product launches in the infectious disease market. He also held various commercial and product development roles at COR Therapeutics and Abbott Laboratories and began his career as a consultant to the pharmaceutical industry.

“We believe Chris’ experience is ideal for driving products from early development through commercialization, while also leveraging business development opportunities to unlock further value from our unique RNA-based therapeutics technology platforms,” said William Goolsbee, AVI’s chairman. “Furthermore, his experiences at two of the industry’s most successful biopharmaceutical companies are directly applicable to AVI as we seek to transform our highly innovative technologies into a new class of therapeutics while also building a successful company for the long-term.”

Garabedian stated, “The promise of RNA-based therapeutics has been a challenging but strongly compelling narrative in our industry. I believe AVI’s advanced technologies have clearly differentiated properties compared to other RNA-based approaches that will allow AVI to be the company that delivers on this promise.”

Garabedian added, “There is a meaningful opportunity at AVI for near-term success with our proprietary development program in the important rare disease area of Duchenne muscular dystrophy (DMD). In addition, the U.S. government-funded infectious disease programs in Ebola, Marburg and influenza may yield several NDA opportunities while enabling AVI to expand its research and development capabilities. I am excited to join the Company at such a pivotal point in its development and look forward to leading AVI’s team and building a major industry success.”

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets. Applying pioneering technologies developed and optimized by AVI, the Company is able to target a broad range of diseases and disorders through distinct RNA-based mechanisms of action. Unlike other RNA-based approaches, AVI’s technologies can be used to directly target both messenger RNA (mRNA) and precursor messenger RNA (pre-mRNA) to either down-regulate (inhibit) or up-regulate (promote) the expression of targeted genes or proteins. By leveraging its highly differentiated technology platform, AVI has built a pipeline of potentially transformative therapeutic agents, including a clinical stage Duchenne muscular dystrophy candidate and anti-infective candidates for influenza and hemorrhagic fever viruses. For more information, visit www.avibio.com.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including statements about AVI’s management and prospects. These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.